                                                                 EXHIBIT 11
                                                                 ----------

                         THE BEAR STEARNS COMPANIES INC.

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS




                                               Fiscal Year    Fiscal Year    Fiscal Year
                                                  Ended          Ended          Ended
                                              June 30, 1994  June 30, 1993  June 30, 1992
                                              -------------  -------------  -------------
                                                (In thousands, except per share data)
      Weighted average common
        and common equivalent
        shares outstanding (1):

         Common Stock                            118,412         119,875        123,693

      Common Stock equivalents:
      Common Stock issuable assuming
       conversion of CAP Units                     8,636           4,872          3,639

      Common stock issuable under
       benefits plans                              1,003           1,051          1,265
                                                 -------        --------       --------

      Total weighted average common and
       common equivalent shares outstanding      128,051         125,798        128,597
                                                ========        ========       ========

      Net income                               $ 386,965       $ 362,447      $ 294,578

      Adjustable Rate Cumulative Preferred
       Stock dividend requirements               (24,373)         (6,751)        (3,228)

      Income adjustment, net of tax,
        applicable to conversion of CAP Units      7,274           3,687          8,947
                                                --------         -------       --------
      Adjusted net income                      $ 369,866       $ 359,383      $ 300,297
                                                ========         =======       ========

      Earnings per share                       $    2.89       $    2.86      $    2.34
                                                ========         =======       ========



      (1) Adjusted to reflect stock dividends.
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